Exhibit 2.3

SHAREHOLDERS’ AGREEMENT

DATED [●] 20[●]

Coca-Cola European Partners plc

and

Olive Partners. S.A.

and

European Refreshments, Coca-Cola GMBH

and Vivaqa Beteiligungs Gmbh & Co. Kg

i

THIS AGREEMENT is made by way of deed on [●] 20[●].

BETWEEN:

(1)	Coca-Cola European Partners plc, a company incorporated in England under registration number 09717350 and whose registered office is [●] (the Company);

(2)	Olive Partners S.A., a company incorporated in Spain [details] (Olive HoldCo); and

(3)	European Refreshments, with its corporate seat in Drogheda, County Meath, Ireland, registered in the Companies Registration Office Dublin under no. 403110 (Red 1), Coca-Cola GMBH, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRB 88247 B (Red 2) and Vivaqa Beteiligungs Gmbh & Co. Kg, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRA 39236 B (Red 3) (Red 1, Red 2 and Red 3 together, Red).

BACKGROUND:

(A)	The Company is established to act as holding company to the Group which will market, produce, distribute and sell non-alcoholic, ready-to-drink (NARTD) beverages in western Europe. Further details of the Company are set out in Schedule 1. Details of the Company’s initial capital structure are set out in Schedule 2.

(B)	The parties have agreed to enter into this agreement for the purposes of regulating certain aspects of the affairs and governance of the Company.

(C)	In consideration of the mutual promises of each of the parties and the contributions the Shareholders have made to the Company, the parties agree to enter into this agreement to govern their relationships.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 8 apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause, paragraph, or schedule is a reference to a clause, subclause, paragraph, or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	BUSINESS

2.1	It is intended that the Group will own and carry out the business of NARTD beverage bottling in western Europe (the Business).

2.2	The Shareholders and their Affiliates shall deal with the Company and each member of the Group in accordance with this agreement. Each of Olive HoldCo and Red shall, solely in its respective capacity as a shareholder, and shall use its reasonable efforts to procure that its Nominated Director(s) shall, exercise the powers available to it under this agreement and the Constitution with a view to procuring that the business of the Company and each member of the Group is conducted in accordance with the Annual Business Plan.

3.	EFFECTIVENESS OF THIS AGREEMENT

This agreement takes effect at Closing (the Effective Date).

4.	COMPLIANCE WITH AND PRECEDENCE OF THIS AGREEMENT

4.1	General undertakings

(a)	Each Shareholder shall vote its Shares in order to, and use reasonable endeavours to procure that its Nominated Directors shall act to, give effect, to the extent legally possible, to the provisions of this agreement and to ensure, to the extent legally possible, that the Company complies with its obligations under this agreement and the Constitution. References in this agreement to the Shareholders procuring that the Company performs its obligations are to be interpreted accordingly and such procurement obligations are, therefore, limited to a Shareholder acting solely as a holder of Shares.

(b)	The Company acknowledges its responsibilities under The Takeover Code.

4.2	Agreement prevails over Constitution

Each Shareholder agrees that if any provision of the Constitution at any time conflicts or is inconsistent with the provisions of this agreement: (i) as between the Shareholders, the provisions of this agreement are to prevail to the extent of the conflict or inconsistency; and (ii) each Shareholder shall exercise its powers and rights in accordance with clause 4.3 to the extent legally possible.

4.3	Amendments to Constitution

Subject to clause 4.4 and to the extent legally possible, each Shareholder shall vote their Shares and exercise all powers and rights available to it to seek the amendment of the Constitution to the extent necessary to give effect to the provisions of this agreement.

4.4	Company exclusion

The Company is not required to comply with any obligation contained in this agreement to the extent that to do so would constitute an unlawful fetter on the Company’s statutory powers. This does not affect the validity of the relevant provisions as between the other parties or the respective obligations of the other parties under this clause 4.

5.	BOARD COMPOSITION AND CORPORATE GOVERNANCE

5.1	Board responsibilities

The Board is responsible for:

(a)	the overall strategic guidance of the Group and for overseeing the Group’s internal controls; and

(b)	ensuring that the business of the Group is managed in accordance with this agreement, the Long Term Business Plan, the Annual Business Plan and the Policies.

5.2	Initial Board appointees

The parties shall procure that the initial Board shall comprise:

(a)	the initial Chief Executive Officer who shall be John F Brock and who shall be appointed for a term of one year from the Effective Date, such term being renewable by the Board in accordance with and subject to clause 6.1;

(b)	five Directors nominated by Olive HoldCo who shall be Ms Sol Daurella, Mr. Rotllant Solá Mr. Líbano Daurella, Mr. Luis Gómez-Trénor and Mr. Ignacio de Comenge Sánchez-Real;

(c)	two Directors nominated by Red who shall be Mr Douglas, Jr.and Mr Finan; and

(d)	nine INEDs who shall be Mr Humann, Mr Johnson, Mr Welling, Mr Bennink, Mr Ingram, Mr Morali, Mr Watts, [●] and [●] (the Initial INEDs).

5.3	Board composition

(a)	The Board shall consist of up to 17 Directors (including the Chairman and the Chief Executive Officer).

(b)	The Board shall at all times comprise a majority of INEDs and a majority of Directors who are non-US citizens and not resident in the US.

5.4	Nomination of Directors

(a)	If Olive HoldCo’s Equity Proportion is:

(i)	25 per cent. or more, Olive HoldCo may nominate in accordance with the terms of this agreement a maximum at any one time of five persons as Directors;

(ii)	20 per cent. or more Olive HoldCo may nominate in accordance with the terms of this agreement a maximum at any one time of four persons as Directors;

(iii)	15 per cent. or more, Olive HoldCo may nominate in accordance with the terms of this agreement a maximum at any one time of three persons as Directors;

(iv)	10 per cent. or more, Olive HoldCo may nominate in accordance with the terms of this agreement a maximum at any one time of two persons as Directors; or

(v)	5 per cent. or more, Olive HoldCo may nominate in accordance with the terms of this agreement one person as a Director (each an Olive HoldCo Nominated Director).

(b)	If Red’s Equity Proportion is:

(i)	10 per cent. or more, Red may nominate in accordance with the terms of this agreement a maximum at any one time of two persons as Directors; or

(ii)	5 per cent. or more, Red may nominate in accordance with the terms of this agreement one person as a Director (each a Red Nominated Director).

(c)	Notwithstanding any other provision of this agreement, in the event that a Shareholder is not entitled to nominate any person as a Director pursuant to clause 5.4(a) or 5.4(b), each provision of this agreement which requires the approval, consent or presence of such Shareholder’s Nominated Director shall be deemed amended with such changes as are required such that the approval, consent or presence of such Shareholder’s Nominated Director shall not be required.

5.5	Removal and replacement of Directors

(a)	Notwithstanding any other provision of this agreement, if the number of Directors a Shareholder is entitled to nominate pursuant to clause 5.4 falls below the number of Directors who are at that time Nominated Directors of such Shareholder, and such circumstances exist for a period of 20 consecutive trading days, such Shareholder shall, within five Business Days of the expiry of such period, notify the Board in writing, for the purposes of Article [84] of the Constitution, of the identity of the Nominated Director(s) who are to be removed as Directors and shall procure that such Nominated Directors resign with immediate effect as Directors and as directors of each Group Company on whose board he or she or they sit. If a Shareholder fails to give such notice within such period, that Shareholder shall be deemed to have given such a notice and to have identified in that notice such Nominated Directors as are required to resign (and the Nominated Directors of that Shareholder who shall be deemed to have been identified shall be determined by reference to ascending age order). If a Board meeting occurs during the combined 20 trading day and five Business Day period set out above and the relevant Shareholder has yet to give notice setting out details of the relevant Nominated Director who is to resign, the relevant Shareholder shall procure that only so many of its Nominated Directors shall attend and vote at such Board meeting as is commensurate with the relevant Nominator’s rights pursuant to clause 5.4 above.

(b)	Neither Olive HoldCo nor Red shall propose or cause or encourage to be proposed a resolution to remove an Initial INED before the initial term of office of that INED as set out in the Constitution has expired unless such resolution is proposed with the prior written approval of a majority of all other INEDs.

(c)	A Nominated Director may be removed from office by his or her Nominator in accordance with the Constitution or in accordance with this clause 5.5 or 5.6(c) and 5.6(d). If a Nominated Director ceases to hold office for any reason, the relevant Nominator shall be entitled to nominate a replacement in accordance with clause 5.4 and 5.6.

5.6	Process for nomination and removal of Nominated Directors

(a)	To appoint a Nominated Director under this agreement a Shareholder must give written notice to the Company specifying the identity of the person it wishes to nominate. The notice must be accompanied by a signed written consent from that person agreeing to act as a Director, including confirmation that such person shall resign as a Director if required to do so by his or her Nominator.

(b)	The Company will procure that a person nominated in accordance with clause 5.5(c), 5.6(a), 5.6(f) or 5.6(g) shall, provided such nomination is consistent with the relevant Nominator’s rights under clause 5.4(a) or, as the case may be, clause 5.4(b), forthwith be appointed as a Director.

(c)	To remove a Nominated Director under this agreement, a Nominator must give written notice to the Company specifying the person it wishes to remove. The notice must be accompanied by a written resignation, executed as a deed, from that person acknowledging that he or she has no claim whatsoever against any Group Company in respect of his ceasing to be a director. This clause is without prejudice to clause 5.5(a).

(d)	If the notice is not accompanied by a written resignation, the Company will procure that a person specified in accordance with paragraph (c) above shall forthwith be removed as a Director and as a director of each Group Company on whose board such person sits.

(e)	Each Nominated Director (excluding Sol Daurella in respect of the nine year period following the Effective Date for so long as she is Chairman under and in accordance with clause 5.8) must stand for election or re-election at each Company annual general meeting.

(f)	If the shareholders do not elect or re-elect a Nominated Director at an annual general meeting of the Company he or she shall cease to be a Director and the relevant Nominator shall be entitled to nominate a replacement (who may not be the person who was not elected or re-elected) in accordance with the provisions of clause 5.4 and this clause 5.6.

(g)	If a Nominated Director ceases to be a Nominated Director, the relevant Nominator shall be entitled to nominate a replacement in accordance with the provisions of clause 5.4 and this clause 5.6

(h)	The Nominator of a Nominated Director removed under clauses 5.5 and/or 5.6 must indemnify the Company, in terms reasonably satisfactory to the Company, against any Loss arising as a result of that Nominated Director’s removal from office.

5.7	Process for subsequent appointment and re-election of INEDs

(a)	Upon an Initial INED or an INED ceasing to hold office as a Director, any proposed replacement must be nominated to the Board for appointment by the Nomination Committee in accordance with the Nomination Committee Terms of Reference. Any such proposed INED shall be subject to the approval of the Board.

(b)	Any INED who is not an Initial INED shall stand for re-election at each annual general meeting of the Company. If re-appointed following their initial term as contemplated by the Constitution, the Initial INEDs shall thereafter stand for re-election at each annual general meeting of the Company.

(c)	Subject to clause 5.7(d), an INED, nominated by the Nomination Committee and approved by a majority of the Board for such role, shall serve as the Senior Independent Director. The Senior Independent Director shall act as an interface for the INEDs between the INEDs and each of (1) the Chairman, (2) the Board and (3) members of senior management and shall perform such other duties as are consistent with the Corporate Governance Code. The initial Senior Independent Director shall be [●].

(d)	The Board may resolve to remove the Senior Independent Director at any time and to replace such Senior Independent Director in accordance with, as applicable, clause 5.7(a) and 5.7(c).

5.8	Appointment and removal of initial Chairman

If Sol Daurella is a Director:

(a)	she shall serve as Chairman until the annual general meeting of the Company in 2019 (the Initial Chairman’s First Term); and

(b)	following the Initial Chairman’s First Term, she shall continue to serve as Chairman for up to two further three-year terms if the Directors have not unanimously resolved otherwise (excluding, for these purposes, any Olive HoldCo Nominated Director) and (1) at the end of either the Initial Chairman’s First Term or (as the case may be) second term as Chairman, Olive HoldCo’s Equity Proportion is at least 25 per cent. or (2) she has been elected as Chairman in accordance with clause 5.9(c).

5.9	Appointment and removal of subsequent Chairman

(a)	If Olive HoldCo’s Equity Proportion is at least 25 per cent.:

(i)	Olive HoldCo shall have the right to nominate an Olive HoldCo Nominated Director as Chairman, the appointment of such proposed nominee to be subject to the approval of the Board which must, if Red’s Equity Proportion is at least 10 per cent., include the approval of at least one Red Nominated Director;

(ii)	if such nominee is not approved by the Board (including, if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director), Olive HoldCo shall have the right to nominate an alternative Olive HoldCo Nominated Director as Chairman, the appointment of such proposed nominee to be subject to the approval of the Board which must, if Red’s Equity Proportion is at least 10 per cent., include the approval of at least one Red Nominated Director; and

(iii)	if such alternative nominee is not approved by the Board (including the approval of at least one Red Nominated Director), the Nomination Committee shall nominate a candidate to be appointed as Chairman, provided that any nominee proposed as Chairman by the Nomination Committee must be approved by the Board including approval by:

(A)	if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director;

(B)	if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director; and

(C)	a simple majority of all INEDs present and eligible to vote on the decision.

(b)	For so long as a Chairman nominated by Olive HoldCo in accordance with clause 5.9(a)(i) or 5.9(a)(ii) is a Director, that person may only be removed, prior to the end of his or her three year term, from his or her position as Chairman if all Directors (excluding for these purposes Olive HoldCo’s Nominated Directors) unanimously resolve to do so.

(c)	If Olive HoldCo’s Equity Proportion is below 25 per cent., the nomination of a candidate for appointment as Chairman shall be undertaken solely by the Nomination Committee and any such nominee’s appointment shall be subject to the approval of the Board including:

(i)	a simple majority of INEDs present and eligible to vote on the decision;

(ii)	if Olive Holdco’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director; and

(iii)	if Red’s Equity Proportion is at least 10 per cent, at least one Red Nominated Director.

(d)	For so long as such person remains a Director, the term of any Chairman either (1) nominated by Olive HoldCo and approved by the Board in accordance with clause 5.9(a)(i) or 5.9(a)(ii) or (2) nominated by the Nomination Committee and approved by the Board (and, if necessary, at least one Red Nominated Director and/or one Olive Holdco Nominated Director) in accordance with clause 5.9(a)(iii) or 5.9(c) above shall be three years from appointment. For so long as such person remains a Director, the term of any such Chairman may be extended for further periods of three years with the approval of the Board including:

(i)	a simple majority of INEDs present and eligible to vote on the decision;

(ii)	if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director; and

(iii)	if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director.

(e)	The Company shall provide the Chairman with facilities (including an office) and administrative support typically provided to a chairman of a FTSE 100 company.

(f)	The Board may resolve to remove a Chairman appointed under 5.9(a)(iii) or 5.9(c) from time to time.

(g)	Neither clause 5.9(d) nor clause 5.9(f) shall apply to clause 5.8.

5.10	Fees, expenses, insurance and indemnity of Directors

(a)	Each Director is entitled to such remuneration, fees and benefits as may be approved by the Remuneration Committee and as permitted by applicable law or regulations (in addition to any amount to which the Director is entitled as an executive or employee of any Group Company).

(b)	The Company will reimburse the Directors in respect of all expenses reasonably incurred by them in connection with the proper performance of their duties as a Director.

(c)	The Company shall maintain directors’ and officers’ liability insurance for the benefit of the Directors on normal commercial terms.

(d)	The Company shall provide the Directors with the benefit of an indemnity against any liability which the Directors may incur in relation to the Company (including, without limitation, prior to the Effective Date) or any Group Company (excluding, for the avoidance of doubt, prior to the Effective Date) in their role as Directors to the extent permitted by law.

5.11	Committees

(a)	The Board, subject to the requirements of clause 5.11(h) and clause 6.2, may constitute committees of Directors as it sees fit from time to time. If:

(i)	Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director shall sit on each committee of Directors constituted by the Board, other than the Audit Committee; and

(ii)	Red’s Equity Proportion is at least 10 per cent, at least one Red Nominated Director shall sit on each committee of Directors constituted by the Board, other than the Audit Committee and the Affiliated Transaction Committee.

(b)	There shall be an Audit Committee which shall consist of [●] members, all of whom shall be INEDs. The chairman of the Audit Committee shall be an INED. The initial Terms of Reference for the Audit Committee shall be those set out in Part 1 of Schedule 6.

(c)	There shall be a Nomination Committee which shall consist of [●] members, the majority of whom shall be INEDs and, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one of whom shall be an Olive HoldCo Nominated Director and, if Red’s Equity Proportion is at least 10 per cent, at least one of whom shall be a Red Nominated Director. The chairman of the Nomination Committee shall be an INED. The initial Terms of Reference for the Nomination Committee shall be those set out in Part 2 of Schedule 6.

(d)	There shall be a Remuneration Committee which shall consist of [●] members, the majority of whom shall be INEDs and, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one of whom shall be an Olive HoldCo Nominated Director and, if Red’s Equity Proportion is at least 10 per cent, at least one of whom shall be a Red Nominated Director. The chairman of the Remuneration Committee shall be an INED. The initial Terms of Reference for the Remuneration Committee shall be those set out in Part 3 of Schedule 6.

(e)	There shall be an Affiliated Transaction Committee which shall consist of [●] members, the majority of whom shall be INEDs and, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one of whom shall be the Chairman or another Olive HoldCo Nominated Director. The chairman of the Affiliated Transaction Committee shall be an INED. No Red Nominated Director may be a member of the Affiliated Transaction Committee. The initial Terms of Reference for the Affiliated Transaction Committee shall be those set out in Part 4 of Schedule 6.

(f)	There shall be a Corporate Social Responsibility Committee which shall consist of [●] members, the majority of whom shall be INEDs and, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one of whom shall be an Olive HoldCo Nominated Director and, if Red’s Equity Proportion is at least 10 per cent, at least one of whom shall be a Red Nominated Director. The Corporate Social Responsibility Committee shall nominate one of their number to act as chairman. The Terms of Reference for the Corporate Social Responsibility Committee shall be those set out in Part 5 of Schedule 6.

(g)	Any Director shall be entitled to attend meetings of a Committee as an observer, subject to the following provisions:

(i)	a Director must provide prior written notice to the Company of its intention to observe Committee meetings;

(ii)	a Director who has an Interest in the business to be conducted at the relevant Committee meeting shall not be entitled to attend such Committee meeting insofar as it concerns such business; and

(iii)	a Director who gives notice pursuant to clause 5.11(g)(i) and who is not precluded from attending the relevant Committee meeting by clause 5.11(g)(ii) will be given, and is entitled to access to, the same documents and information as a member of the relevant Committee and is entitled to receive notice of and attend and speak at, but not to vote at, meetings of the relevant Committee.

(h)

The Company shall ensure that the Board does not adopt or amend any Terms of Reference for any committee constituted by the Board in terms that gives the committee the power to take any action which abrogates or has the effect of abrogating the authority of the Board to make any decision affecting the Company, without the consent of, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director and if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director. Subject to the previous sentence, the Terms of Reference for a committee may otherwise be adopted or amended by resolution of the Board.

6.	MANAGEMENT AND DECISION MAKING

6.1	Chief Executive Officer

(a)	Subject to clauses 6.1(b), 6.1(c) 6.1(d) and 6.1(f) and following identification and nomination by the Nomination Committee, the Board may appoint and, subject to applicable law, at any time remove and replace the Chief Executive Officer of the Company who will report to the Board and who shall serve as a Director.

(b)	The Board may approve an extension of the initial 12-month term of office for the initial Chief Executive Officer for three months beginning from the end of his initial 12-month term.

(c)	Any other extension of the term of the initial Chief Executive Officer shall be subject to the approval of the Board including:

(i)	if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director; and

(ii)	if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director.

(d)	Upon the initial Chief Executive Officer ceasing to hold office, the appointment of any subsequent Chief Executive Officer and any extension of their term of office shall be subject to the approval of the Board including:

(i)	if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director; and

(ii)	if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director.

(e)	The Board may remove the Chief Executive Officer at any time.

(f)	The initial Chief Executive Officer shall be John F Brock who shall, subject to clause 6.1(b) and 6.1(c), be appointed for a term of one year from the Effective Date.

(g)	The Chief Executive Officer shall lead the Company with day-to-day responsibility for its profitable operation and development, under the supervision of the Board:

(i)	in accordance with the Annual Business Plan and the Long Term Business Plan; and

(ii)	in the interests of the shareholders of the Company collectively so as to maximise the Company’s equity value, without regard to the individual interests of either Shareholder.

(h)	The Company shall (under the supervision of the Audit Committee) put in place all processes and controls necessary to:

(i)	measure progress against the Annual Business Plan and the Long Term Business Plan; and

(ii)	provide assurance that:

(A)	the financial results of the Group are reliable and reported in a timely manner;

(B)	the assets and reputation of the Group are safeguarded; and

(C)	each member of the Group complies with all applicable laws, regulations or rules of any relevant stock exchange.

6.2	Matters requiring Board approval

(a)	Notwithstanding any other provision of this agreement, the Company shall not and shall procure that no Group Company shall take, and each Shareholder shall procure so far as it lawfully can that the Company does not and that no Group Company shall take, any action or pass any resolution in relation to the matters reserved to the Board in the Chart of Authority, which may not be amended to abrogate or have the effect of abrogating the authority of the Board to make any decision affecting the Company, without the consent of, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director and, if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director.

(b)	Notwithstanding any other provision of this agreement, the Company shall not and shall procure that no Group Company shall take, and each Shareholder shall procure so far as it lawfully can that the Company does not and that no Group Company shall take, any action or pass any resolution in relation to the matters listed in Schedule 3 (or anything which is analogous or has a substantially similar effect to any of those things) without the prior approval of the Board, including approval by:

(i)	if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director; and

(ii)	if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director.

(c)	If any member of the Group identifies a new product opportunity, including one that could potentially leverage third party brands, the Company and Red shall work collaboratively together, in good faith and transparently, to develop a mutually attractive approach that would leverage each party’s current capabilities, including the option of building new products. If they are able to develop a mutually attractive approach in relation to any such new product opportunity, the Company and Red agree in principle that Red will be owner of the brand and all or any intellectual property rights or assets or other intangible assets of any such new product and the Company will be owner of the tangible assets in relation to such new product. If the parties are unable to develop a mutually attractive approach in relation to a new product opportunity, the Company, at its own discretion, shall be entitled to develop such new product opportunity.

6.3	Other Management Roles

The parties agree that Annex 5 describes the roles and responsibilities of the officers referred to therein.

7.	MATTERS REQUIRING SHAREHOLDER APPROVAL

7.1	The Shareholders shall procure, as far as they lawfully can, that no action is taken or resolution passed by the Company or any Group Company, and the Company shall not and shall procure that no Group Company shall take any action in relation to any of the following things (or anything which is analogous or has a substantially similar effect to any of those things) without a resolution first being passed by shareholders present in person or by proxy at a general meeting of the Company holding shares carrying at least 75 per cent. of the votes exercisable at that meeting:

(a)	in one or a series of related transactions, issue any Securities, or grant any person rights to be issued any Securities, in each case representing 20 per cent. or more of the issued share capital of the Company;

(b)	disapply statutory pre-emption rights for the purposes of issuing Securities; or

(c)	repurchase, redeem or otherwise reorganise the Company’s share capital, including by way of reduction of capital, buy-back or redemption of Securities, in one or a series of related transactions in each case in respect of 10 per cent. or more of the issued share capital of the Company in each year.

7.2	If a Nominated Director has voted in favour of a proposal to undertake any action contemplated by clause 7.1(a) or 7.1(b) above, then the relevant Nominator will not vote against the shareholder resolution proposed by the Company to implement that action:

(a)	in respect of clause 7.1(a), up to the limit approved by the relevant Nominated Director; or

(b)	in respect of clause 7.1(b), up to an amount representing five per cent. of the issued share capital of the Company in each year and seven and a half per cent. during a rolling three year period;

8.	RELATED PARTY TRANSACTIONS

The Company shall not and shall procure that no Group Company shall, and each Shareholder shall procure so far as they lawfully can that the Company does not and that no Group Company shall, enter into any Affiliated Transaction (as defined in the Terms of Reference of the Affiliated Transaction Committee) or vary, waive or amend any agreement in respect of an Affiliated Transaction unless such proposed transaction, variation, waiver or amendment is first approved by the Board (and, for these purposes, any Nominated Director of a Shareholder who has an Interest in the proposed transaction shall not be entitled to vote).

9.	BUSINESS PLANS AND DIVIDEND POLICY

9.1	Annual Business Plan

(a)	Before the end of each Financial Year, and in sufficient time to enable the Board to discharge its obligations under clause 9.1(b), the Company will procure that the Chief Executive Officer, following consultation with, if Red’s Equity Proportion is at least 10 per cent., Red and, if Olive HoldCo’s Equity Proportion is at least 15 per cent., Olive HoldCo, prepares and submits to the Board, for its consideration and approval, a draft Annual Business Plan for the next Financial Year.

(b)	The Annual Business Plan submitted to the Board in respect of a Financial Year will not become the Annual Business Plan for that Financial Year unless and until it has received approval from the Board including (if Olive HoldCo’s Equity Proportion is at least 15 per cent.) approval by at least one Olive HoldCo Nominated Director and (if Red’s Equity Proportion is at least 10 per cent.) approval by at least one Red Nominated Director. The Board must use all reasonable endeavours to approve the Annual Business Plan no later than 10 Business Days before the end of the current Financial Year.

(c)	If an Annual Business Plan for a Financial Year has not been approved in accordance with clause 9.1(b) by the start of that Financial Year, the Company will procure that, as soon as reasonably practicable, the Chief Executive Officer prepares and submits to the Board for its consideration and approval a revised draft Annual Business Plan that (i) seeks to address the concerns of those Directors who did not approve the Annual Business Plan pursuant to clause 9.1(b) and (ii) fulfils the criteria set out in Annex 4.

9.2	Long Term Business Plan

(a)	The Long Term Business Plan submitted to the Board in respect of a Financial Year will not become the Long Term Business Plan for that Financial Year unless and until it has received approval from the Board including (if Olive HoldCo’s Equity Proportion is at least 15 per cent.) approval by at least one Olive HoldCo Nominated Director and (if Red’s Equity Proportion is at least 10 per cent.) approval by at least one Red Nominated Director. The Board must use all reasonable endeavours to approve the Long Term Business Plan not later than ten Business Days before the end of the current Financial Year.

(b)	If a Long Term Business Plan for a Financial Year has not been approved in accordance with clause 9.2(a) by the start of that Financial Year, the Company will procure that, as soon as reasonably practicable, the Chief Executive Officer prepares and submits to the Board for its consideration and approval a revised draft Long Term Business Plan that (i) seeks to address the concerns of those Directors who did not approve the Long Term Business Plan pursuant to clause 9.2(a) and (ii) fulfils the criteria set out in Annex 4.

9.3	Dividend policy

(a)	Subject to clause 9.3(b), the Dividend policy of the Group will be as agreed by the Board from time to time.

(b)	The Board shall be permitted to declare a Dividend or recommend that a Dividend be paid only if:

(i)	the Dividend is not prohibited by statute or the general law; and

(ii)	when making its determination, it takes into account the Annual Business Plan, Long Term Business Plan and the working capital requirements, debt repayment obligations, banking covenants and operational requirements of the relevant Group Company.

10.	FINANCE AND INFORMATION RIGHTS

10.1	Information to be provided

The Company will:

(a)	not less than four times a year present an update on the performance of the Group to representatives of Red and the board of Olive HoldCo. Such presentations shall contain sufficient information to enable the representatives of Red and the board of Olive HoldCo to understand and evaluate all material matters relating to the performance of the Group and its published targets and objectives. It is understood that one such presentation shall predominantly focus on matters relating to the Annual Business Plan;

(b)	being represented by the Chief Executive Officer (among others) upon reasonable request by either a Red Nominated Director or an Olive HoldCo Nominated Director, meet with representatives of Red and/or Olive HoldCo to report on extraordinary matters concerning the Company;

(c)	upon request promptly (i) provide to each Shareholder the information and (ii) effect the matters, in each case as set out in Schedule 4; and

(d)	provide information to the Directors (other than the Chief Executive Officer, or any other executive director) on an equal and timely basis.

11.	RESTRICTIONS ON DISPOSAL

11.1	Red Transfers to Red Associated Companies permitted at any time

(a)	Notwithstanding any other provision of this agreement, Red may at any time transfer any of its Shares to any Red Associated Company (Red Transferee) on giving prior written notice to Olive HoldCo, copied to the Company, provided that:

(i)	Red shall remain a party to this Agreement and shall be jointly and severally liable with the Red Transferee (and any other permitted transferee that is a Red Associated Company at the time of such transfer) under this agreement as a Shareholder in respect of the transferred Shares; and

(ii)	the Red Transferee (and any other permitted transferee that is a Red Associated Company at the time of such transfer) shall retransfer its Shares to Red or to another Red Associated Company immediately if it ceases to be a Red Associated Company.

(b)	As a condition to any transfer of Shares permitted by this clause 11.1 Red shall procure that the Red Transferee enters into a Deed of Adherence agreeing to be bound by this agreement as a Shareholder. It is agreed that in signing a Deed of Adherence such person shall have the benefit of the terms of this agreement and shall be a party to this agreement.

(c)	In the event that Red has exercised its rights pursuant to clause 11.1(a) to transfer any of its Shares to one or more Red Transferees, all references in this agreement to Red shall be deemed to also be references to such Red Transferee(s) acting jointly with Red.

11.2	Prohibition on Disposals

Until the first anniversary of the Effective Date, no Shareholder may Dispose of any Share other than in accordance with the provisions of clauses 11.1, 11.5 and/or 11.6. On and after the first anniversary of the Effective Date, a Shareholder may Dispose of Shares in accordance with the provisions of clauses 11.1, 11.3, 11.4, 11.5 and/or 11.6.

11.3	Off Market Disposals

On or after the first anniversary of the Effective Date, a Shareholder may, subject to giving to the other Shareholder not less than five Business Days’ notice prior to completion of any relevant transaction, Dispose of some or all of its Shares otherwise than on a recognised stock exchange (which term shall include, for the avoidance of doubt, any stock exchange on which the Securities of the Company are listed from time to time) provided that a Shareholder will not be entitled to Dispose of Shares to a person (in aggregate with their Affiliates and/or Persons Acting in Concert), in one or a series of transactions, more than, in aggregate, 18 per cent. of the issued share capital of the Company pursuant to this clause 11.3 without the prior written consent of the other Shareholder.

11.4	On-Market Transfers of Shares after the first anniversary of the Effective Date

Without prejudice to clauses 11.1, 11.5 or 11.6, a Shareholder may, on or after the first anniversary of the Effective Date, Dispose, to a bona fide third party purchaser, its holding of Shares on a recognised stock exchange (which term shall include, for the avoidance of doubt, any stock exchange on which the Securities of the Company are listed from time to time) (a Transfer) subject to the following:

(a)	no Shareholder may Transfer Shares on-market which, either as a one-off Transfer of Shares or when aggregated with previous on-market Transfers of Shares undertaken by that Shareholder within the 12 months prior to the date of the proposed Transfer, represents more than five per cent. of the fully-diluted share capital of the Company, calculated as a mean average of the fully-diluted share capital of the Company across the relevant 12 month period; and

(b)	if a Shareholder proposes to Transfer Shares on-market which, either as a one-off Disposal or when aggregated with previous on-market Transfers of Shares undertaken by that Shareholder within the 12 months prior to the date of the proposed Transfer, represents more than three per cent. of the fully-diluted share capital of the Company, calculated as a mean average of the fully-diluted share capital of the Company across the relevant 12 month period, such Shareholder must notify the Company in writing at least three Business Days before undertaking such Transfer; or

(c)	a Transfer of Shares on-market shall be permitted if it has been approved in advance by a simple majority of all INEDs present and eligible to vote on the decision.

11.5	Exceptions for Disposals in relation to a third party takeover offer

Without prejudice to clause 12.4, this clause 11 shall not restrict a Shareholder from:

(a)	accepting an offer (as defined by The Takeover Code) for the Company; or

(b)	agreeing to accept an offer (as defined by The Takeover Code) for the Company either before or after its announcement.

11.6	Exceptions

This clause 11 shall not operate to restrict (1) a Disposal required in order to allow a Shareholder to cure a breach of clause 12 (but only to the extent of the minimum Disposal required in order to cure that breach); (2) a Disposal of rights arising under a rights issue or an entitlement with respect to a scrip dividend, a Disposal of an entitlement in an open offer, a Disposal effected by the Company in accordance with the Constitution and/or a Disposal of fractional entitlements; (3) participation in a buy-back or similar transaction; or (4) a sale of Shares pursuant to section [2.03] of the Registration Rights Agreement.

12.	STANDSTILL

12.1	Other than as a result of an offer (as defined in The Takeover Code), recommended by a simple majority of the INEDs, for the Company made by that Shareholder and subject to clause 12.3, for a period of three years from the Effective Date:

(a)	Olive HoldCo (1) shall not, and shall procure that its subsidiaries shall not; and (2) shall use commercially reasonable endeavours to procure that no direct or indirect shareholder of Olive HoldCo (including any Olive Holdco Shareholders), no Relative of such a shareholder of Olive HoldCo and no Affiliate of any of the foregoing shall, acquire or agree to acquire, enter into any option to acquire, or enter into or agree to enter into any analogous transaction for or in respect of, any Securities or interest in Securities without the prior approval of the Board, including, if Red’s Equity Proportion is at least 10 per cent., at least one Red Nominated Director, if Olive HoldCo’s Equity Proportion is at least 15 per cent., at least one Olive HoldCo Nominated Director and in any event, a simple majority of all INEDs present and eligible to vote on the decision; and

(b)	without prejudice to clause 11.1, Red shall not, and shall procure that Red Parent and its subsidiaries shall not, acquire or agree to acquire, enter into any option to acquire, or enter into or agree to enter into any analogous transaction for or in respect of, any Securities or interest in Securities if such acquisition would result in Red’s interest in Securities, when aggregated with any Securities acquired by Red Parent or any of its subsidiaries, exceeding 21 per cent. of the fully-diluted share capital of the Company, unless:

(i)	such acquisition is made, with the prior approval of the Board, including, if Olive HoldCo’s Equity Proportion is at least 15 per cent., by at least one Olive HoldCo Nominated Director and, in any event, a simple majority of all INEDs present and eligible to vote on the decision; or

(ii)	such acquisition is made (and is no greater than is required) in order to allow Red Parent to continue to “equity account” for Red’s holding of Shares and Red’s Parent has first delivered to the Company a written opinion of its auditors or other firm of chartered accountants of international repute appointed by Red Parent (as applicable) confirming that such acquisition is the minimum acquisition necessary in order to allow Red Parent to continue to “equity account” for Red’s holding of Shares; or

(iii)	if permitted to be made by the Takeover Panel (in circumstances where the Takeover Panel has determined that the Shareholders are at that time Persons Acting in Concert), on a basis that does not give rise to an obligation on any person to make an offer for the Company under Rule 9 of The Takeover Code, acquisitions to the extent (but only to the extent) necessary to ensure that Olive HoldCo and Red’s aggregate holding of Shares (having been reduced to less than 50 per cent. of the voting rights (as defined in The Takeover Code) of the Company other than by a Disposal of any interest in a Share by either of them or any Person Acting in Concert with either of them) is such that they have an aggregate interest in more than 50 per cent. of the voting rights of the Company; or

(iv)	within 30 days of such acquisition, Red Parent or any of its subsidiaries disposes of Securities such that Red’s interest in Securities, when aggregated with any Securities acquired by any of Red Parent’s subsidiaries, no longer exceeds 21 per cent of the fully diluted share capital of the Company.

12.2	For the purposes of clause 12.1, a person shall be treated as having an “interest” in Securities or Shares only if:

(a)	he owns them;

(b)	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(c)	by virtue of any agreement to purchase, option or derivative he: (i) has the right or option to acquire them or call for their delivery; or (ii) is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(d)	he is party to any derivative: (i) whose value is determined by reference to their price; and (ii) which results, or may result, in his having a long position in them,

and, for the avoidance of doubt, shall not be treated as acquiring or obtaining an “interest” in Securities or Shares by reason of a buy-back or similar transaction.

12.3	This clause 12 shall not restrict or apply in respect of:

(a)	a Shareholder’s participation in an issue of Securities by the Company, up to its maximum pro-rata participation;

(b)	a receipt of Shares under clause 14.1 of the Master Agreement (Liability);

(c)	a scrip dividend, bonus issue or consolidation, sub-division or other re-organisation of the Company’s share capital;

(d)	an acquisition made (and that is no greater than is required) in order to allow any Shareholder to cure a breach of clause 11.

12.4	Other than as a result of an offer (as defined in The Takeover Code) for the Company, recommended by a simple majority of the INEDs, no Shareholder shall acquire Shares which, when aggregated with the Shares owned by (i) the other Shareholder, (ii) the Olive Holdco Shareholders, any Affiliate of Olive HoldCo or of an Olive HoldCo Shareholder or (iii) Red Parent or any of its subsidiaries, represent more than 67 per cent. of the issued Shares. If a Shareholder is in breach of the restrictions contained in this clause 12.4, the Shareholder whose acquisition has caused such breach shall sell or cause the sale of such number of Shares as is required to remedy such breach within a period of 10 Business Days of request from the Company and, in any event, shall not exercise any of its voting rights if doing so would result in the votes of such Shareholder and (A) the other Shareholder, (B) the Olive Holdco Shareholders, any Affiliate of Olive HoldCo or of an Olive HoldCo Shareholder or (C) Red Parent or any of its subsidiaries exceeding 67 per cent.

12.5	No provision of this agreement shall prevent a Shareholder or its Affiliates from (1) making an announcement pursuant to Rule 2.4 (or its equivalent) of The Takeover Code or (2) participating in a buy-back or similar transaction.

12.6	Notwithstanding any other provision of this Agreement, no Shareholder shall, except as permitted by clause 12.4, acquire any interest (as defined in The Takeover Code) in Shares if doing so would give rise to an obligation to make an offer under Rule 9 of The Takeover Code.

13.	POLICIES

13.1	The Company shall and each Shareholder shall procure so far as they lawfully can that the Company will promptly develop and comply, and procure that each Group Company complies, with a set of anti-corruption policies (the Anti-Corruption Policies) which must be regularly reviewed by the Board and kept updated to comply with applicable law.

13.2	In any event, the Anti-Corruption Policies shall:

(a)	require that each Group Company and each of their respective Associated Persons does not engage in any activity or conduct that has or will result in a violation of any applicable Anti-Corruption Laws; and

(b)	describe and establish a series of procedures within the meaning of Section 7(2) of the Bribery Act 2010 designed to prevent each Group Company and/or any of their respective Associated Persons from engaging in any activity or conduct that would result in a violation of any applicable Anti-Corruption Laws, such procedures to be in accordance with the guidance published from time to time by the Secretary of State pursuant to Section 9 of the Bribery Act 2010.

13.3	Each of the Shareholders shall have, maintain in place and comply with its own anti-corruption policies which must be at least as stringent as the Anti-Corruption Policies.

13.4	The Company shall and each Shareholder shall procure so far as they lawfully can that the Company will promptly develop and comply and procure that each Group Company complies with a set of sanctions policies, which must be regularly reviewed by the Board and kept updated to comply with applicable law (the Sanctions Policies). The Sanctions Policies shall, as a minimum, require that each Group Company does not engage in any activity or conduct that has or will result in a violation of any applicable Sanctions.

14.	EVENTS OF DEFAULT AND BREACH

14.1	Events of Default

If:

(a)	a Shareholder commits any breach of clause 11 or 12 of this agreement and either (i) the breach is not capable of being remedied or (ii) where that breach is capable of remedy, such Shareholder fails to remedy it as soon as possible and in any event within 10 Business Days after service of written notice from one of the other parties requiring it to remedy that default (a Material Breach); or

(b)	an Insolvency Event occurs in relation to a Shareholder; or

(c)	an Olive HoldCo Change of Control occurs without the prior written consent of the Company and Red;

(d)	a Change of Control occurs in relation to Red without the prior written consent of the Company and Olive HoldCo provided that a change in Control in respect of the ultimate listed parent of Red shall not constitute an Event of Default; or

(e)	a Shareholder is prohibited by law from being a shareholder of the Company by a change in applicable law,

then such Shareholder shall have committed an “Event of Default” and shall be a “Defaulting Shareholder”, the other Shareholder the “Non-defaulting Shareholder”.

14.2	Nothing in clause 14.1(a) shall prevent the Company from (i) exercising any right, power or remedy provided by law or under this Agreement; or (ii) bringing a claim in respect of an unremedied breach of this agreement committed by Red and/or Olive HoldCo.

14.3	Olive HoldCo undertakes, as soon as reasonably practicable, to notify Red and the Company (and to provide Red and the Company with information reasonably requested by Red or the Company) in respect of any acquisition of any direct or indirect equity interest (whether economic, voting or otherwise) in Olive HoldCo by any person who is not an Olive HoldCo Shareholder.

14.4	Notice of Default

If an Event of Default occurs, the Defaulting Shareholder who commits an Event of Default shall notify the other Non-defaulting Shareholder and the Company as soon as possible.

14.5	Consequences of Event of Default

(a)	Subject to paragraph (b) below, if an Event of Default has occurred and, where capable of remedy, such default has not been remedied in accordance with the prescribed period in clause 14.1, the Defaulting Shareholder shall no longer be entitled to exercise any of the powers or rights granted to it pursuant to this agreement and the Company shall thereafter be entitled to require and shall require that the Defaulting Shareholder shall cease to have rights under those provisions of the Constitution that are set out in Article 138(D) (if Red is the Defaulting Shareholder) or Article 138(E) (if Olive HoldCo is the Defaulting Shareholder).

(b)	If an Event of Default as specified in clause 14.1(a), 14.1(c) or 14.1(d) has occurred, then the Defaulting Shareholder shall retain its rights under clauses 5.4, 5.5(c) and 5.6 (but all its other rights will terminate), and the Company shall be entitled to require and shall require that the Defaulting Shareholder shall cease to have rights under those provisions of the Constitution that are set out in Article 138(G) (if Red is the Defaulting Shareholder) or Article 138(H) (if Olive HoldCo is the Defaulting Shareholder).

14.6	Breach of the Olive HoldCo Side Letter or the Cobega Side Letter

Notwithstanding any other provision of this agreement in the case of Olive HoldCo (i) where Olive HoldCo has breached the terms of the Olive HoldCo Side Letter; or (ii) where Cobega Invest, S.L. has breached the terms of the Cobega Side Letter and this breach has caused an Olive HoldCo Change of Control, then, in either circumstance, Olive HoldCo shall not be entitled to exercise any of the rights granted in this agreement and the Company shall thereafter be entitled to require and shall require that Olive HoldCo shall cease to have rights under those provisions of the Constitution that are set out in Article 138(E).

14.7	Other breaches of this agreement

(a)	If a Shareholder commits a breach of this agreement other than a Material Breach, the non-defaulting Shareholder may serve written notice upon the defaulting Shareholder specifying the breach and requiring the defaulting Shareholder immediately to stop the breach and, to the extent possible, to make good the consequences of the breach within 30 Business Days. Where the breach has prejudiced the non-defaulting Shareholder, it may seek an immediate remedy of an injunction, specific performance or other similar order to enforce the defaulting Shareholder’s obligations. This does not affect the non-defaulting Shareholder’s right subsequently to claim damages or other compensation for breach under applicable law.

(b)	Nothing in clause 14.5 shall prevent the Company from (i) exercising any right, power or remedy provided by law or under this Agreement; or (ii) bringing a claim in respect of an unremedied breach of this agreement committed by Red and/or Olive HoldCo.

15.	TERM AND TERMINATION

15.1	Term

This agreement takes effect on the Effective Date and continues until terminated in accordance with clause 15.2.

15.2	Circumstances for termination

(a)	In the period of six months prior to the date of the tenth anniversary of the Effective Date (such anniversary being the Initial SHA Term Date), either of Red and/or Olive HoldCo may give written notice to each other, with a copy to the Company, stating that, in its opinion, Red and Olive HoldCo do not share an aligned vision for the future of the Business (a Vision Notice). Following delivery of a Vision Notice with effect from the Initial SHA Term Date clause 15.3(a) shall apply and the Company shall, from the Initial SHA Term Date, be entitled to (and shall) require that the provisions of the Constitution set out in Article 138(F) shall cease to apply.

(b)	If a Vision Notice is not delivered in accordance with clause 15.2(a) above, in the period of three months prior to the date of the tenth anniversary following the Initial SHA Term Date (such anniversary being the Second SHA Term Expiry Date), either Red and/or Olive Holdco may give written notice of termination of this agreement to the other, with a copy to the Company. Following delivery of such a notice, with effect from the Second SHA Term Expiry Date clause 15.3(a) shall apply and the Company shall, from the Second SHA Term Expiry Date, be entitled to (and shall) require that the provisions of the Constitution set out in Article 138(F) shall cease to apply.

(c)	If a notice of termination is not delivered in accordance with clause 15.2(b) above, this agreement shall continue for further successive ten-year periods from the previous term’s expiry date (each a Following SHA Period). In the period of three months prior to the expiry of any Following SHA Period, either Red and/or Olive Holdco may serve a written notice of termination of this agreement on the other with a copy to the Company. Following delivery of such a notice with effect from date of expiry of the relevant Following SHA Period clause 15.3(a) shall apply and the Company shall, from that expiry date, be entitled to (and shall) require that the provisions of the Constitution set out in Article 138(F) shall cease to apply.

(d)	If Cobega Invest, S.L. breaches the terms of the Cobega Side Letter, Red shall have the right, following the Second SHA Term Expiry Date, to give notice to terminate this agreement to Olive HoldCo, with a copy to the Company. Following delivery of such a notice, with effect from the one year anniversary of the date of such notice, clause 15.3(a) shall apply and from that effective date the Company shall be entitled to (and shall) require that the provisions of the Constitution set out in Article 138(F) shall cease to apply.

(e)	This Agreement shall also terminate:

(i)	on the date on which an offer (as defined in The Takeover code) for the Company, recommended by a simple majority of INEDs, made by a Shareholder or one of its Affiliates (the Offeror Shareholder) becomes unconditional in all respects or becomes effective and as a result the Shareholders together with their Affiliates in aggregate hold more than 67 per cent. of the issued shares in the Company;

(ii)	on the date on which the Company is wound up; or

(iii)	in respect of any Shareholder, on the date on which such Shareholder’s Equity Proportion is less than 5 per cent.; or

(iv)	on the date on which all parties agree in writing to terminate this agreement,

in each case, subject to the applicable provisions of clause 15.3.

(f)	The parties to this agreement may by agreement in writing also terminate any rights or obligations under this agreement in accordance with clause 19.1. In that event, the Company shall be entitled to require and shall require that the relevant rights or obligations in the Constitution shall cease to have effect in accordance with Article 138(I).

15.3	Effect of termination

(a)	Where such notice as is referred to in such clauses has been given in accordance with clause 15.2(a), (b), (c) or (d) then the rights and obligations of the parties shall terminate save for accrued rights and obligations, the Surviving Clauses and Clauses 11.4, 11.5, 11.6, 12.4, 12.5 and 12.6 including, for the avoidance of doubt, the Company’s rights under those clauses.

(b)	If this agreement terminates in accordance with clauses 15.2(e)(i), 15.2(e)(ii) or 15.2(e)(iv) then the rights and obligations of the parties shall terminate save for accrued rights and obligations and the Surviving Clauses.

(c)	If, in respect of any Shareholder, this agreement terminates in accordance with clause 15.2(e)(iii) then the rights and obligations of the relevant Shareholder shall terminate provided that accrued rights and obligations, the Surviving Clauses and the rights and obligations of the Company and the other Shareholder (which shall continue for so long as such other Shareholder’s Equity Proportion is at least 5 per cent.) shall continue to subsist.

16.	CONFIDENTIALITY

16.1	Confidentiality obligations

Except as permitted by this clause 16 or with the prior written consent of the other parties to this agreement:

(a)	each Shareholder must keep confidential (except to the extent Red or any of its Affiliates has received such information, documents or materials in their role as a supplier of the Group rather than in their capacity as a Shareholder (in which case, any confidentiality provisions applicable to that relationship and not this section shall apply)):

(i)	all information made available to it by or on behalf of the Group (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) which relates to the past, present or future business, operations or affairs of any Group Company;

(ii)	all information made available to it by or on behalf any other Shareholder (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this agreement; and

(iii)	the existence, terms and subject matter of, and the negotiations relating to, this agreement and each other Transaction Document,

and must not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than exercising its rights or performing its obligations under this agreement or any other Transaction Document or monitoring and making decisions regarding its investment in the Company; and

(b)	the Company will keep confidential:

(i)	all information made available to it by or on behalf of any Shareholder (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this agreement; and

(ii)	the existence, terms and subject matter of, and the negotiations relating to, this agreement and each other Transaction Document,

and must not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than conducting the Business or exercising its rights or performing its obligations under this agreement or any other Transaction Document.

16.2	Excluded information

Clause 16.1 does not apply to any information which:

(a)	is in or comes into the public domain, except through a breach of this clause 16 or through a breach by any person of any other obligation of confidentiality; or

(b)	the Board has confirmed in writing to the Shareholders is not confidential; or

(c)	was independently developed by a party after the Effective Date without utilising any information which is deemed to be confidential under this agreement; or

(d)	at the time it was disclosed by one party to another was already in the lawful possession of the second party and not held by the second party subject to an obligation of confidentiality.

16.3	Disclosure to Affiliates or Representatives

Nothing in clause 16.1 prevents any party from disclosing information to any of its Affiliates or Representatives if:

(a)	the information needs to be disclosed to that Affiliate or Representative:

(i)	to enable that party to exercise its rights or perform its obligations under this agreement or any other Transaction Document; or

(ii)	where the party is a Shareholder, to enable that Shareholder to monitor and make decisions regarding its investment in the Company; and

(b)	before disclosure is made that party has informed the relevant Affiliate or Representative in writing that the information is confidential and must only be used for the purpose for which it was disclosed.

A party that discloses information under this clause 16.3 must ensure that each of its Affiliates or Representatives to whom information is so disclosed strictly complies with that party’s obligations under this clause 16 as if those obligations were imposed directly on the relevant Affiliate or Representative.

16.4	Required disclosure

Nothing in clause 16.1 prevents a party or any of its Affiliates or Representatives from disclosing information if disclosure is required by law, any tribunal or court of competent jurisdiction, any Government Agency or the listing rules of any recognised securities exchange. Before any disclosure is made under this clause 16.4, the party that is, or whose Affiliate or Representative is, required to make disclosure must, to the extent permitted by law and the relevant disclosure requirement:

(a)	notify the party that made the relevant information available to it (the Discloser) as soon as reasonably practicable after it becomes aware that disclosure is required;

(b)	take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(c)	co-operate with the Discloser regarding the timing and content of such disclosure.

For the purposes of this clause 16.4, where the information required to be disclosed is the existence, terms or subject matter of, or the negotiations relating to, this agreement or any other Transaction Document, references to the Discloser are taken to be references to each other party.

16.5	Legal proceedings

Nothing in clause 16.1 prevents a party from disclosing information to the extent required to enable that party to enforce the provisions of this agreement or any other Transaction Document or for the purpose of defending any proceedings brought against that party.

16.6	Outgoing Shareholder

If a Shareholder ceases to be a Shareholder, it shall promptly, on receipt of a written demand from the other Shareholder, except to the extent Red or any of its Affiliates has received such information, documents or materials in their role as a supplier of the Group rather than in their capacity as a Shareholder (in which case, any confidentiality provisions applicable to that relationship and not this section shall apply):

(a)	deliver all documents or other materials in tangible form that are in its possession or control and that contain information of the type described in clause 16.1(a) to the party that made that information available to it;

(b)	permanently delete all information of the type described in clause 16.1(a) that has been stored on any computer, database or other electronic storage medium by it or on its behalf; and

(c)	ensure that each of its Affiliates and Representatives to whom information has been provided under clause 16.3 does the same,

except to the extent that the Shareholder or the relevant Affiliate or Representative is required to retain such information by law, the rules of any regulatory authority or any mandatory professional standards rules or in accordance with its reasonable and bona fide internal compliance policies.

16.7	Duration of Confidentiality Obligations

The obligations contained in this clause 16 shall last indefinitely notwithstanding the termination of this agreement or a person ceasing to be a party to this agreement.

17.	TAX MATTERS

17.1	Each Shareholder undertakes to the other Shareholder and the Company to co-operate in good faith in relation to the tax affairs of the Group to the extent reasonably requested by the other Shareholder or a Group Company.

17.2	The Company shall, and each Shareholder shall cause the Company to, use its commercially reasonable efforts to cause the post-Closing steps described in the Step Plan to be undertaken in the manner described in the Step Plan.

17.3	The Company and each of the Shareholders shall use commercially reasonable efforts not to take any action, or fail to take any action, that would reasonably be expected to cause any of the representations or covenants provided to the Tax Advisors in connection with the Tax Opinions to be incorrect or otherwise take any action, or fail to take any action, that would reasonably be expected to cause any of the Tax Opinions to be incorrect.

17.4	Neither the Company nor the Shareholders shall take or permit to be taken any position that is inconsistent with either the Step Plan or the Tax Opinions for any tax purpose, except as agreed by the Shareholders or as required by applicable law; provided, however, that to the extent the Company or a Shareholder reasonably believes that it is required by applicable law to take or permit to be taken an inconsistent position, such person shall notify each of the other persons in a timely manner of such inconsistent position.

18.	NOTICES

18.1

All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given and shall be deemed to have been served on the party for whom such communication is intended when: (a) delivered by hand or by courier, at the address of such party set forth below (or to such other person or at such other address for a party as shall be specified by like notice); or (b) delivered by fax at the time that a transmission report is generated by the sender’s fax machine confirming that all pages were successfully transmitted to the number set forth below in respect of such party (or to such other person or at such other number as shall be specified by like notice); or (c) if an email address is set forth below in respect of such party, received (as evidenced by a delivery receipt) by email at such email address (or to such other person or at such other email address for a party as shall be specified by like notice) with a copy delivered by hand or sent by courier or fax in accordance with the above:

if to Red:

Southgate,

Dublin Road,

Drogheda,

County Meath,

Ireland

Attention:      Miriam Doyle

Fax:                to be notified

Email:            midoyle@coca-cola.com

with a copy to their counsel Cleary Gottlieb Steen & Hamilton LLP at:

One Liberty Plaza, New York NY 10006, United States of America (marked for the attention of Matthew P. Salerno), fax +1 212 225 3999, email msalerno@cgsh.com

City Place House, 55 Basinghall Street, London EC2V 5EH, England (marked for the attention of Simon Jay), fax +44 20 7600 1698, email sjay@cgsh.com if to Olive HoldCo:

[Address]

Attention:         [Ms. Isabela Pérez Nivela, General Counsel]

Fax:      [+34 913075807]

E-mail: [iperezn@cciberianpartners.com]

with a copy to their counsel:

Allen & Overy LLP, One Bishops Square, London E1 6AD, United Kingdom (marked for the attention of Edward Barnett) fax +44203 088 0088, email Edward.Barnett@AllenOvery.com

Uría Menéndez Abogados, S.L.P., Avenida Diagonal 514, 08006, Barcelona, Spain (marked for the attention of Antonio Herrera and Eduardo Bagaría), fax +34 93 416 51 11, e-mail Antonio.Herrera@uria.com; Eduardo.Bagaria@uria.com if to the Company:

[To be inserted]

18.2	If under the provisions of this clause 18 any notice, consent or other communication is duly given on a day that is not a business day in the territory of the recipient or is duly given after 17:00 hours local time on a business day in the territory of the recipient, it shall be deemed to be given on the next following business day in the territory of the recipient.

18.3	The provisions of this clause 18 shall (without prejudice to clause 18) also apply to the service of any Dispute or judgment arising out of or in connection with this agreement.

19.	GENERAL

19.1	Amendment

This agreement may be amended only if (i) the amendment has been made with the prior approval of the Board, including a simple majority of all INEDs present and eligible to vote on the decision and (ii) the amendment is signed by all of the parties.

19.2	Assignment

Without prejudice to any other provision of this agreement or Red’s right to transfer any of its Shares in accordance with clause 11.1, the transfer of Shares and associated rights and obligations to a Red Transferee, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties. This agreement shall be binding on the parties and their respective successors and assigns.

19.3	Consents and approvals

Except as otherwise expressly provided in this agreement, a party may give or withhold its consent to, or approval of, any matter referred to in this agreement in its absolute discretion. A party that gives its consent to, or approval of, any matter referred to in this agreement is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent or approval.

19.4	Costs

Except as otherwise expressly provided in this agreement or any other Transaction Document, each party must pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this agreement.

19.5	Entire agreement

(a)	This agreement contains the entire agreement between the parties relating to the subject matter of this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to this subject matter. Except as required by statute, no terms must be implied (whether by custom, usage or otherwise) into this agreement.

(b)	Each party agrees and acknowledges that:

(i)	in entering in this agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and

(ii)	its only rights and remedy in relation to any representation, warranty or undertaking made or given in connection with this agreement shall be for breach of the terms of this agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

19.6	Legal Advice and Reasonableness

Each party to this agreement confirms it has received independent legal advice relating to all of the matters provided for in this agreement, including the terms of clause 19.5, and agrees that the provisions of this agreement (including all documents entered into pursuant to this agreement) are fair and reasonable.

19.7	Execution in counterparts

This agreement may be executed in any number of counterparts and any party may enter into this agreement by executing and delivering a counterpart. Each counterpart constitutes the agreement of the party who has executed and delivered that counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures.

19.8	Exercise and waiver of rights

The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically,

and delay in exercising or non-exercise of any such right is not a waiver of that right.

19.9	No partnership or agency

Nothing in this agreement or the Constitution will be deemed to constitute a partnership between the parties or, unless this agreement expressly provides otherwise, constitute any party the agent of any other party for any purpose.

19.10	Severability

The provisions contained in each clause are enforceable independently of each other clause and the validity and enforceability of any clause will not be affected by the invalidity or unenforceability of any other clause.

19.11	No Third Party Rights

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except that any person who enters into a Deed of Adherence in accordance with clause 11.1(b) may enforce and rely on this agreement to the same extent as if it were a party to it.

20.	JURISDICTION

20.1	Jurisdiction

The English courts have exclusive jurisdiction to settle any Dispute and each party irrevocably submits to the exclusive jurisdiction of the English courts.

20.2	Waiver of objections

For the purposes of clause 20.1, each party waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

20.3	Remedies

The parties acknowledge and agree that damages alone may not be an adequate remedy for any breach of this Agreement. Accordingly, the parties may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

20.4	Service of process agent

(a)	Without prejudice to any other method of service permitted by law, Olive HoldCo irrevocably appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent in England for service of process in relation to any Dispute.

(b)	Without prejudice to any other method of service permitted by law, Red irrevocably appoints Coca-Cola Beverages Ltd. (FAO Sarah Doherty, Legal Counsel) of 1/A Wimpole Street, London W1G 0EA as its agent in England for service of process in relation to any Dispute.

20.5	Alternative service of process agent

If any person appointed as process agent under clause 20.4 is unable for any reason to so act, the party who appointed them must immediately (and in any event within 10 Business Days of the event taking place) appoint another agent. Failing this, any other party may appoint another process agent for this purpose.

20.6	Failure of notify by process agent

Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

20.7	Other methods of service allowed by law

This clause 20 does not affect any other method of service allowed by law.

21.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

IN WITNESS of which this Agreement has been signed and delivered as a deed on the date which first appears at the beginning of this document.

SCHEDULE 1

THE COMPANY

Company name:

Registered number:

Registered office:

Date and place of incorporation:

Directors:

Secretary:

Financial year end:

Auditors:

Issued shares (including identity of each shareholder and number of shares held by it):

SCHEDULE 2

CAPITAL STRUCTURE

Name of holder	Shares		Equity Proportion

Olive HoldCo	[	●]	[34	]%

Red	[	●]	[18	]%

Shares held by the public	[	●]	[48	]%

Totals:	[	●]	100%

SCHEDULE 3

MATTERS REQUIRING BOARD APPROVAL PURSUANT TO CLAUSE 6.2(B)

1. INED Suitability Criteria	Adopt or amend the INED Suitability Criteria.

2. Annual Business Plan	Except in relation to an Annual Business Plan referred to in clause 9.1(c) that: (i) seeks to address the concerns of those Directors who did not approve the Annual Business Plan pursuant to clause 9.1(b); and (ii) fulfils the criteria set out in Annex 4, adopt any Annual Business Plan or amend any Annual Business Plan.

3. Long Term Business Plan	Except in relation to a Long Term Business Plan referred to in clause 9.2(c) that: (i) seeks to address the concerns of those Directors who did not approve the Long Term Business Plan pursuant to clause 9.2(b); and (ii) fulfils the criteria set out in Annex 4, adopt any Long Term Business Plan or amend any Long Term Business Plan.

4. Strategic decisions

Any suspension, cessation or abandonment of any material activity of the Company or any Group Company.

Any material change to the nature, primary focus of or geographical area of the Business or the closing of any material operating establishment of the Business.

5. Acquisitions, disposals, etc.

Any material acquisition or disposal, in one or a series of related transactions, by the Company or any Group Company of:

(a)    any undertaking, business, company or securities of a company; or

(b)    any assets or property (other than in the ordinary course of business).

6. Corporate structure	Any material actual or proposed reorganisation or liquidation or similar of any Group Company.

7. Issue of Securities	In one or a series of related transactions, issue any Securities, or grant any person rights to be issued any Securities, representing more than 10 per cent. of the issued share capital of the Company, other than in accordance with any equity incentive scheme of the Company approved by the Board on the recommendation of the Remuneration Committee.[1]

8. Dilutive transactions	Issue any Securities, or grant any person rights to be issued any Securities, on a non-pre-emptive or non-pro-rata basis, other than in accordance with any equity incentive scheme of the Company approved by the Board on the recommendation of the Remuneration Committee.

9. Listing	Agree a change of listing venue, additional listing venue or cancellation of any listing.

10. Country of incorporation	Change the country of incorporation of the Company.

11. Amendments to Constitution	Amend or repeal the Constitution or adopt a new Constitution.

[1]	Note to draft: It is White’s expectation that any board/shareholder approvals in relation to the existing White equity incentive plans, which are being transferred to Orange, will be dealt with prior to completion. To be confirmed once the equity incentive plan work stream is finalised.

12. Material contracts	Enter into any commitment or arrangement which is material to the business of the Group outside the ordinary course, and not specifically identified in the Annual Business Plan.

13. Transaction Documents	Agree to any material variation or modification to, or waiver of, any right or claim under, any of the Transaction Documents.

14. Auditor	The appointment or removal of the auditors of any Group Company.

15. Name change	Change the Company’s name or any business name under which it trades.

SCHEDULE 4

INFORMATION RIGHTS

Information/steps required

1.	Notice of any offer received from a third party that could reasonably be expected to lead to a disposal of all of the Shares or the whole or a substantial part of the undertaking or assets of any Group Company.

2.	For the auditors of each of the Shareholders for the purposes of their audit of the financial statements of that Shareholder:

2.1	access to the management team of the Group, other staff, financial information (including, where reasonably required, audit reports, unaudited reports and management reports), business models and documentation; and

2.2	a request to the Auditors to:

(a)	provide the Shareholders’ auditors with access to their staff, work-papers and audit findings;

(b)	report to the Shareholders’ auditors on their audit findings and independence from the Company, if required by any Shareholder, on the basis that the Shareholder’s Auditor shall be relying on their work;

(c)	undertake certain audit procedures on the Shareholders’ auditor’s behalf as required by the relevant Shareholder; and

(d)	undertake relevant agreed audit procedures to a timetable which fits with the Shareholders’ reporting timetable and the Company will take reasonable steps to ensure that the Auditors comply with such request.

3.	Such other information relating to the business or affairs of the Group as any Shareholder may from time to time reasonably request to enable a Shareholder to: (i) account appropriately for its investment in the Company in its accounts, other financial records or forecasts; (ii) comply with any applicable legal, tax and/or accounting requirements; or (iii) comply with the requirements of any securities exchange or regulatory or governmental body to which it is subject.

4.	Information sufficient to allow the relevant Shareholder to calculate its actual and/or prospective (a) proportion of issued share capital; (b) proportion of fully-diluted share capital; and (c) Equity Proportion (including its Actual Proportion and Deemed Proportion), from time to time.

SCHEDULE 5

INED SUITABILITY CRITERIA

1.	The Nominating Committee may determine that a person shall not be considered as an INED if he or she is not “independent” as determined pursuant to the UK Corporate Governance Code, including having regard to whether he or she:

(a)	other than with respect to an Initial INED appointed from among the current non-executive directors of White, has been an employee of the Company or Group (including, prior to Closing, the Red, White and Olive HoldCo groups) within the last five years;

(b)	has, or has had within the last three years, a material business relationship with the Company or the Group (including, prior to Closing, the Red, White and Olive HoldCo groups) either directly, or as a partner, shareholder, director or senior employee of a body that has such a relationship with the Company;

(c)	has received or receives additional remuneration from the Company apart from a director’s fee, or a performance related pay scheme, or is a member of the Company’s pension scheme;

(d)	has close family ties with any of the Company’s (including, prior to Closing, the Red, White and Olive HoldCo groups) advisers, directors or senior employees;

(e)	holds cross-directorships or has significant links with other directors through involvement in other companies or bodies;

(f)	represents a significant shareholder; or

(g)	has served on the board for more than nine years from the date of their first election.

2.	Additionally, in order to be eligible for appointment as an INED, the relevant individual should:

(a)	be of sufficiently good repute and sufficiently experienced in business as to ensure the sound and prudent management of the Company;

(b)	have the skills, competencies, knowledge and expertise necessary for the discharge of the responsibilities allocated to him or her;

(c)	be free of conflicts of interest, in particular having no continuing operating or executive roles in any business concerned with the NARTD industry in the territories in which the Company or any of its Subsidiaries operate;

(d)	have leadership and management experience, especially in related businesses;

(e)	have the highest personal and professional ethical standards, integrity and honesty and not have been convicted of any dishonesty offences or any other offences of a serious nature.

3.	In assessing the suitability of a nominated INED, his or her knowledge of the industry and geographies in which the Company operates and international experience will be taken into account, and the balance of the skills and diversity on the Board as a whole will be considered to ensure a range of relevant skills, diversity and experience for being directors of the Company.

SCHEDULE 6

BOARD COMMITTEE TERMS OF REFERENCE

PART 1

AUDIT COMMITTEE

PART 2

NOMINATION COMMITTEE

Nomination Committee Charter

I. Authority and Responsibilities.

1. Guidelines on Significant Corporate Issues. The Committee shall recommend to the Board a set of guidelines on significant corporate governance principles (the Guidelines). The Guidelines shall be reviewed by the Committee no less frequently than once a year, and the Committee shall report to the Board any recommended changes.

2. Director Selection and Review. The Committee shall establish criteria for selecting candidates for proposing to the Board for the role of CEO, Senior Independent Director, independent non-executive directors and, in the circumstances where the Committee has a role in the selection of a candidate, for the role of Chairman. Such criteria shall, in the case of candidates for the office of independent non-executive director, be consistent with those set out in Schedule 5 of the Orange Shareholder Agreement (for so long as such agreement binds the Company). Subject to that, the selection criteria shall, at a minimum, reflect requirements of applicable law and listing standards. The Committee shall identify and recommend candidates for election to the Board of Directors and shall have no role with respect to the recommendation and appointment of nominees for directorships submitted by Red and Olive in accordance with their rights under the Shareholders’ Agreement (as defined below).

3. Other Director Issues. The Committee shall consider issues involving potential conflicts of interest of Directors and members of committees.

4. Evaluations of Board and CEO Succession Planning. The Committee shall oversee the evaluation of the Board, as well as CEO succession planning.

5. Consultants and Resources. Excluding in relation to the selection of the nominees of Red and Olive in accordance with their rights under the Shareholders’ Agreement (as defined below), the Committee shall have the authority to engage and terminate any search firm to be used to identify director candidates, and to approve the terms of any such engagement and the fees of any such consultant or search firm to assist in discharging Committee responsbilities. The Company will provide reasonable funding and staff resources to the Committee as requested.

6. Subcommittees. The Committee may delegate any of its responsibilities to a subcommittee as it deems appropriate.

7. Reports to Board. The Committee shall report its actions and recommendations to the Board of Directors after each Committee meeting.

II. Operations of the Committee

1. Composition. Subject to the shareholders’ agreement entered into between Orange, Red and Olive HoldCo in respect of Orange (the “Shareholders’ Agreement”)The members of the Committee shall be appointed by the Board of Directors, which shall designate a Committee Chair and may, from time to time, remove members of the Committee.

2. Schedule of Meetings. In order to discharge its responsibilities, the members of the Committee shall each year agree a schedule of meetings; additional meetings may be scheduled as required.

3. Conduct of Meetings. Subject to the Shareholders’ Agreement all determinations of the Committee shall be made either at a meeting duly constituted and held or by a written consent to the actions taken signed by all of the members of the Committee.

4. Quorum. The quorum for a meeting of the Committee is:

a.	a sufficient number of independent directors to constitute a majority of the directors present at the meeting;

b.	if Olive HoldCo’s equity proportion is fifteen per cent. or more, at least one Olive HoldCo nominated director; and

c.	if Red’s equity proportion is ten per cent. r more, at least one Red nominated director.

If a quorum is not present at Committee meeting within 60 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place on the following working day. Notice of any such adjourned meeting shall be given to all Committee members. The quorum for any such reconvened meeting shall be a majority of Committee members.

5. Documentation and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

6. Self-Assessment; Committee Charter Review and Approval. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval. The Committee shall also review and, if approved, submit to the Board of Directors for approval, the proposed revision of any other committee charter.

PART 3

REMUNERATION COMMITTEE

PART 4

AFFILIATED TRANSACTION COMMITTEE

ORANGE

Charter of the Affiliated Transaction Committee

The provisions of this Charter are subject to the shareholders’ agreement entered into between Orange, Red and Olive HoldCo in respect of Orange.

I. Authority and Responsibilities.

1. Approval of Affiliated Transactions. The Committee shall review, consider and make a recommendation to the Board of Directors with regard to any Affiliated Transaction.

2. Meaning of “Affiliated Transaction.” “Affiliated Transaction” means

a.	any merger or consolidation between the Company and any Affiliate;

b.	any purchase by the Company of an equity interest in any Affiliate;

c.	any purchase by an Affiliate from the Company of an equity interest in the Company other than through a preemptive rights purchase as provided under law;

d.	any purchase by the Company from an Affiliate of goods or services, other than in the ordinary course of business;

e.	any transaction involving the acquisition or disposition by the Company of franchise rights or territories;

f.	any other transaction between the Company and an Affiliate or franchisor of the Company, not in the ordinary course of business, having an aggregate value in excess of EUR 10 million;

g.	any other transaction between the Company and an Affiliate or franchisor of the Company that the Board of Directors shall designate as an “Affiliated Transaction.”; and

h.	any other matter or state of affairs involving an Affiliate, another Coca-Cola Company bottler or a franchisor of the Company that might materially impact the Company’s performance.

For the purposes of the definition of “Affiliated Transaction”

•	the term “Affiliate” refers to (i) a person or entity that holds 5% or more of the stock, equity or other ownership interests of the Company; (ii) any other entity in which such stockholder has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of that entity’s board of directors; (iii) any entity controlled directly or indirectly by such Affiliate; and (iv) Red[2];

•	the term “Affiliated Transaction Affiliate” means the Affiliate that is a party to the Affiliated Transaction;

•	the term “Company” refers to (i) Orange; and (ii) any other entity in which Orange has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of that entity’s board of directors; and

[2]	The use of “Affiliate” hereunder shall in no way be used to reflect such person or entity is an affiliate of the Company for any other purpose.

•	the term “Red” refers to (i) Red; (ii) any other entity in which Red has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of that entity’s board of directors; and (iii) any other entity in which Red has a 20% or greater equity or other ownership interest (referred to as a “Red Affiliate”); and (iv) any entity controlled directly or indirectly by such Red Affiliate. Notwithstanding the foregoing, no entity shall be a Red Affiliate solely because of rights granted to Red pursuant to a bottling contract.

3. Powers of Committee with respect to Affiliated Transactions. The Committee shall have the responsibility to conduct the negotiation with the representatives of any party to an Affiliated Transaction and engage Independent Advisors at the reasonable expense of the Company, to assist in its review and recommendation to the Board regarding any Affiliated Transaction. The Committee will notify the Board, as soon as reasonably practicable, when it begins to discharge its responsibilities under this Charter with respect to any Affiliated Transaction. An “Independent Advisor” means any legal or financial advisor or other expert (i) that has not represented or provided services to an Affiliate during the past calendar year, or (ii), notwithstanding (i), that the Committee determines, after due inquiry, is able to represent the Committee in an independent manner not adverse to the interests of the Company and its stockholders.

4. Membership of the Committee. Any Committee member that will deliberate and make a recommendation to the Board on an Affiliated Transaction must (i) not, and for the past five years has not been, an officer, director or employee of the Affiliated Transaction Affiliate; and (ii) not own any equity or other ownership interest, directly or indirectly, in the Affiliated Transaction Affiliate (referred to as an “Eligible ATC Director”). Any other Eligible ATC Director may be appointed by the Board as an alternate member of the Committee, to serve if any member of the Committee becomes unable or unwilling to serve. Any Committee member that is not an Eligible ATC Director shall recuse himself or herself from the discussions, deliberation and voting of such Affiliated Transaction and making of a recommendation to the Board.

5. Other Duties. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

6. Reports to Board; Consultation. The Committee shall report its actions and all of its recommendations to the Board of Directors.

II. Operations of the Committee

1. Schedule of Meetings. In order to discharge its responsibilities, the members of the Committee shall each year agree a schedule of meetings; additional meetings may be scheduled as required.

2. Conduct of Meetings. All determinations of the Committee shall be made either at a meeting duly constituted and held, or by a written recommendation signed by all of the members of the Committee.

3. Quorum. The quorum for a meeting of the Committee is:

d.	a sufficient number of independent directors to constitute a majority of the directors present at the meeting; and

e.	so long as Olive HoldCo has a member on the Committee, at least one Olive HoldCo nominated director.

If a quorum is not present at Committee meeting within 60 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place on the following working day. Notice of any such adjourned meeting shall be given to all Committee members. The quorum for any such reconvened meeting shall be a majority of Committee members.

4. Documentation and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Any member of the Committee is permitted to add any item to the agenda prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee. The Committee shall make regular reports to the Board of Directors after each meeting of the Committee.

5. Self-Assessment. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

PART 5

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

SCHEDULE 7

RELATIVES DESCRIPTION

SCHEDULE 8

DEFINITIONS AND INTERPRETATION

1.	Definitions

In this agreement:

Affiliate means:

(a)	in respect of any individual:

(i)	any Relative of that individual;

(ii)	any entity Controlled by that individual or one or more Relatives of that individual;

(iii)	the executor of that individual’s estate; and

(iv)	any trust for the benefit of that individual or one or more Relatives of that individual;

(b)	in respect of any entity, a second entity that:

(i)	Controls the first entity;

(ii)	is under the Control of the first entity; or

(iii)	is under the Control of a third entity that Controls the first entity;

(c)	in respect of a Nominated Director:

(i)	any Affiliate within the meaning of paragraph (a) above; and

(ii)	his Nominator or any of its Affiliates within the meaning of paragraph (a) above; and

(d)	in respect of any body corporate:

(i)	any Affiliate within the meaning of paragraph (b) above; and

(ii)	any shareholder or director of that body corporate

provided that, the public shareholders of Red Parent shall not constitute an Affiliate of Red.

Affiliated Transaction Committee means the Affiliated Transaction Committee of the Board;

Anti-Corruption Law means:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (OECD Convention);

(b)	the Foreign Corrupt Practices Act of 1977 of the United States of America (FCPA);

(c)	the Bribery Act 2010;

(d)	any other applicable law (including any (1) statute, ordinance, rule or regulation; (2) order of any court, tribunal or any other judicial body; and (3) rule, regulation, guideline or order of any public body, or any other administrative requirement) and guidance which:

(i)	prohibits or restricts the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person;

(ii)	is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption; and/or

(iii)	otherwise contains provisions aimed at preventing bribery, corruption and/or money laundering;

Annual Business Plan means the Initial Business Plan or a business plan of the Group for a Financial Year set under clause 9.1, as relevant;

Associated Person means, in relation to a body corporate, a person (including an employee, agent or Subsidiary of that body corporate) who performs (or has performed) services for or on behalf of that body corporate;

Audit Committee means the Audit Committee of the Board;

Auditor means the firm of auditors of the Company from time to time;

Black means Coca-Cola Erfrischungsgetränke AG;

Black Contribution Agreement means the contribution agreement between Red and the Company dated [●] 2015;

Board means the board of directors of the Company;

Business has the meaning given in clause 2;

Business Day means a day other than a Saturday, Sunday or public holiday on which banks are generally open in London, Amsterdam, New York and Madrid for normal business;

Chairman means the chairman of the Board;

Change of Control means, where a person who did not previously exercise Control over another person acquires such Control other than in connection with any bona fide internal corporate reorganisation, restructuring or similar transaction;

Chart of Authority means the document, in the initial form as set out in Annex 3 setting out those matters for which the prior approval of the Board is required;

Closing means completion of the transactions contemplated under the Master Agreement;

Cobega Side Letter means the letter agreement between Cobega Invest, S.L. and Red dated [●], substantially in form set out in Annex 1;

Committee means a committee of the Board, as constituted by the Board from time to time;

Control means, in relation to a person or Persons Acting in Concert:

(a)	owning or controlling (directly or indirectly) including through one or more trusts or foundations more than 50 per cent. of the voting share capital of the relevant undertaking; or

(b)	being able to direct the casting of more than 50 per cent. of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	having the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; or

(d)	having the power to determine the conduct of business affairs of an undertaking (whether through ownership of equity interest or partnership or other ownership interests, by contract or otherwise),

and Controlled shall have a corresponding meaning;

Constitution means the constitution of the Company, as amended from time to time;

Corporate Governance Code means the Corporate Governance Code published by the Financial Reporting Council, or its successor, under the authority of the UK’s Financial Conduct Authority, as amended or supplemented from time to time;

Daurella Family means:

(a)	any of the individuals identified in Annex 6; and [Note: relevant individuals to be added to Annex 6]

(b)	any Relative of the foregoing;

Deed of Adherence means a deed substantially in the form set out in Appendix 1;

Director means a director of the Company;

Discloser has the meaning given in clause 16.4;

Dispose means to:

(a)	sell, transfer, assign, swap, surrender, gift, declare a trust over, or otherwise dispose of or grant any option over, deal with or Encumber, any interest;

(b)	enter into an agreement in respect of votes or any other right;

(c)	do any thing which has the effect of placing a person in substantially the same position as that person would have been in, had any of the things mentioned in paragraph (a) above or (b) above been done; or

(d)	authorise, agree to or attempt to do any of the things mentioned in paragraph (a) or (b) above or (c) above; but,

shall exclude:

(i)	participation in any repurchase or redemption programme or other reorganisation of the Company’s share capital, including by way of reduction of capital, buy-back or redemption of Securities, conversion of Securities from one class to another or consolidation and subdivision or redenomination of shares;

(ii)	participation in any merger, acquisition or other corporate transaction by the Company pursuant to which all shareholders are asked to participate which would require a Shareholder to undertake any of the actions described in (a) to (d) above (both inclusive) in relation to their Shares, and the term Disposal has a corresponding meaning;

Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it;

Dividend includes a dividend, bonus issue or other distribution in kind or in cash;

Effective Date has the meaning given in clause 3;

Encumbrance means any security interest and any option, right to acquire, right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or other security interest of any kind, and any agreement to create any of the above, and the term Encumber has a corresponding meaning;

Equity Proportion means, in relation to Red or Olive HoldCo:

(a)	subject to (b) below, the total number of Shares held by that Shareholder (and, solely as regards Red, any Red Transferees) divided by the total number of Shares in issue, expressed as a percentage (the Actual Proportion),

(b)	if greater than the result produced by (a) above, but subject to (c) below, the Actual Proportion adjusted so that the calculation ignores the dilutive effect of the issue of Shares on or after the Effective Date on a basis that did not permit such Shareholder to participate on a basis pro rata (so far as practicable) to its actual holding (the Deemed Proportion),

(c)	if, at any time after the fourth anniversary of the effective date, a Shareholder’s Actual Proportion is less than 80 per cent of its Deemed Proportion, the Actual Proportion and, in connection with the determination of the Equity Proportion, the reference in (b) above to the “Effective Date” shall, on and from each occasion on which the Equity Proportion is determined by the application of (c) above, be read as a reference to “the most recent date on which the Equity Proportion was determined by the application of (c) below

Financial Year means a period starting on 1 January of any year and ending on 31 December of the same year;

Group means the Company and its Subsidiaries from time to time and Group Company means any of them;

group means an Ultimate Holding Company and its Subsidiaries and group member has a corresponding meaning;

Holding Company has the meaning given in paragraph 2 below;

INED means an independent non-executive Director and for such purposes “independent” shall bear the meaning given in the Corporate Governance Code from time to time save that (i) a non-executive director who has served a term of nine years shall automatically be deemed no longer to be independent unless the Board unanimously resolves otherwise and (ii) the Initial INEDs’ periods of service shall be deemed to commence on the Effective Date;

INED Suitability Criteria means those criteria set out in Schedule 5;

Initial Business Plan means the business plan for the Group as at the date of this agreement;

Initial Chairman’s First Term has the meaning given in clause 5.8(a);

Initial INEDs has the meaning given in clause 5.2(d);

Insolvency Event means, in respect of any person:

(a)	the person is unable to, or states that it is unable to, pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b)	any indebtedness of the person is subject to a moratorium;

(c)	a liquidator, provisional liquidator or administrator has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment;

(d)	an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding-up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them;

(e)	a security interest becomes enforceable or is enforced over, or a writ of execution, garnishee order, mareva injunction or similar order has been issued over or is affecting, all or a substantial part of the assets of the person; or

(f)	the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (e) (both inclusive) above;

Interest means, in relation to any person, any direct or indirect financial or commercial interest of that person or its Affiliates arising from any existing or proposed arrangement, contract, litigation or other proceeding between any Group Company and that person or any of its Affiliates, where such arrangement, contract, litigation or other proceeding can be reasonably considered to be material in the context of the business of the Group taken as a whole;

Long Term Business Plan means the long term business plan of the Group for a three Financial Year period;

Loss means all losses, damages, costs, expenses, charges and other liabilities whether present or future, fixed or unascertained, actual or contingent;

Master Agreement means the Transaction Master Agreement entered into between, amongst others, Red, White, Olive, the Company and MergeCo on 6 August 2015 and adhered to by Olive HoldCo on [●];

MergeCo means Orange MergeCo LLC;

Nominated Director means an Olive HoldCo Nominated Director or a Red Nominated Director;

Nomination Committee means the Nomination Committee of the Board;

Nominator means, in relation to a Nominated Director, the Shareholder who nominated that Director under clause 5.4;

Olive means Coca-Cola Iberian Partners, S.A.;

Olive Contribution Agreement means the contribution agreement between Olive HoldCo and the Company dated [●] 2015;

Olive HoldCo Change of Control means:

(a)	the Olive HoldCo Shareholders ceasing to Control (for this purpose excluding (d) of that definition) Olive HoldCo; or

(b)	the Daurella Family ceasing to Control (for this purpose excluding (d) of that definition) Cobega Invest, S.L. without the prior written consent of Red; or

(c)	Cobega Invest, S.L. ceasing to Control (for this purpose excluding (d) of that definition) Olive HoldCo without the prior written consent of Red;

Olive HoldCo Nominated Director means a Director nominated by Olive HoldCo under clause 5.4(a);

Olive HoldCo SHA means the shareholders’ agreement relating to Olive HoldCo dated [●];

Olive HoldCo Shareholder means:

(a)	any individual identified in Annex 7; and [Note: relevant individuals to be added to Annex 7]

(b)	any Relative of the foregoing;

Olive HoldCo Side Letter means the letter agreement between Olive HoldCo. and Red dated [●], substantially in form set out in Annex 2;

Persons Acting in Concert has the meaning given in The Takeover Code;

Policies means the Anti-Corruption Policies and Sanctions Policies developed or maintained in accordance with clause 13;

Red Associated Company means Red Parent and any subsidiary or subsidiary undertaking of Red Parent;

Red Nominated Director means a Director nominated by Red under clause 5.4(b);

Red Parent means The Coca-Cola Company;

Red Transferee has the meaning given in clause 11.1(a);

Registration Rights Agreements means the registration rights agreement between the Company, Red and Olive HoldCo dated [●] 2015;

Relative means, with respect to a person, each person whose relationship is no further removed than a colateral en quinto grado for the purposes of the Spanish Civil Code (Codigo Civil), which by way of example is illustrated by Schedule 7;

Remuneration Committee means the Remuneration Committee of the Board;

Representative means, in relation to a person, any director, officer or employee of, and any accountant, auditor, financier, financial adviser, legal adviser, technical adviser or other expert adviser or consultant to, that person;

Sanctions means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, adopted, enacted or enforced by a Sanctions Authority;

Sanctions Authority means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union and Member States of the European Union; and

(d)	the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, the Council of the European Union and Her Majesty’s Treasury;

Securities means:

(a)	Shares or any other class of shares in the Company or any other equity securities in the Company; and

(b)	options, warrants, notes, bonds or other securities or debt (i) convertible into, or exchangeable for, Shares or any other class of shares or any other equity securities in the Company or (ii) containing equity features or containing profit participation features with respect to the Company;

Senior Independent Director means the senior INED appointed as senior independent director of the Board from time to time in accordance with clause 5.7(c);

Share means an ordinary share in the capital of the Company;

Shareholder means each of Olive HoldCo and Red;

Step Plan has the meaning given in the Master Agreement;

Subsidiary has the meaning given in paragraph 2 below;

Surviving Clauses means clause 1, clause 16, clause 18, clause 19, clause 20 and clause 21;

Tax Advisors has the meaning given in the Master Agreement;

Tax Opinions has the meaning given in the Master Agreement;

Terms of Reference means, as the context so requires, the terms of reference of any Committee, including, but without limitation, the Audit Committee, the Nomination Committee, the Remuneration Committee or the Affiliated Transaction Committee, as initially set out in the relevant Part of Schedule 6;

The Takeover Code means The City Code on Takeovers and Mergers as updated from time to time;

Transaction Documents means this agreement, the Master Agreement, the White Merger Agreement, the Black Contribution Agreement, the Olive Contribution Agreement, the Registration Rights Agreement and any other agreement entered into in connection with the transactions contemplated by those agreements;

Ultimate Holding Company means a Holding Company which is not itself a Subsidiary;

US HoldCo means Orange U.S. HoldCo, LLC;

VAT means within the European Union such tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any tax levied by reference to added value or sales;

White means Coca-Cola Enterprises, Inc.; and

White Merger Agreement means the merger agreement between the Company, White, US HoldCo and MergeCo dated 6 August 2015.

2.	Subsidiary, Holding Company, Wholly Owned Subsidiary and Wholly Owned Group

For the purposes of this agreement:

(a)	A company is a Subsidiary of another company, its Holding Company, if that other company:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it,

or if it is a Subsidiary of a company that is itself a Subsidiary of that other company.

(b)	A company is a Wholly Owned Subsidiary of another company (HoldCo) if it has no members other than HoldCo and HoldCo’s wholly owned Subsidiaries or persons acting on behalf of HoldCo or its wholly owned Subsidiaries.

(c)	Wholly Owned Group means a body corporate and any Holding Company of which it is a Wholly Owned Subsidiary and any other Wholly Owned Subsidiaries of that Holding Company (including any Wholly Owned Subsidiary of the body corporate).

(d)	In this paragraph 2, company includes any body corporate.

3.	Reasonable endeavours

Except as otherwise expressly provided in this agreement, any provision of this agreement which requires a party to take all reasonable endeavours (or similar language) imposes an obligation on that party to take all steps commercially reasonably necessary having regard to such party’s circumstances at the time but does not impose any obligation to:

(a)	commence any legal action or proceeding against any person;

(b)	procure absolutely that that thing is done or happens;

(c)	incur a material expense, except where that provision expressly specifies otherwise; or

(d)	provide any undertakings or accept any conditions required by any third party if those undertakings or conditions, in the reasonable opinion of the party required to give such undertakings or satisfy such conditions, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the arrangements the subject of this agreement.

4.	Things required to be done other than on a Business Day

Unless otherwise indicated, where the day on which any act, matter or thing is to be done is a day other than a Business Day, that act, matter or thing must be done on or by the next Business Day.

5.	Several liability

Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more parties, those parties will be taken to be severally liable in respect of it, unless this agreement expressly provides otherwise.

6.	Other rules of interpretation

In this agreement:

(a)	any reference, express or implied, to any legislation in any jurisdiction includes:

(i)	that legislation as amended, extended or applied by or under any other legislation made before or after execution of this agreement;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after execution of this agreement under that legislation, including (where applicable) that legislation as amended, extended or applied as described in paragraph 6(a)(i), or under any legislation which it re-enacts as described in paragraph 6(a)(ii);

(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated and incorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	subject to clause 19.2, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(e)	references to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm;

(f)	references to any English legal term for any action, remedy, method or judicial or arbitral proceeding, legal document, legal status, court, arbitral tribunal, official or any legal concept or thing must, in respect of any jurisdiction other than England, be taken to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	a reference to any instrument or document includes any variation or replacement of it;

(h)	unless otherwise indicated, a reference to any time is a reference to that time in London;

(i)	a reference to €is to euros, the legal currency of the European monetary union or its equivalent in any other relevant currency;

(j)	singular words include the plural and vice versa;

(k)	a word of any gender includes the corresponding words of any other gender;

(l)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(m)	general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and references to “includes” mean “includes without limitation”;

(n)	a reference to Shares or Securities (or, in each case, any interest therein) being held, transferred (including Transferred), sold, Disposed or acquired or to rights (including voting rights) in relation thereto being exercised (or any term analogous to any of the foregoing) shall include Shares or Securities (or, in each case, any interest therein) being held, transferred (including Transferred), sold, Disposed or acquired or to rights (including voting rights) in relation thereto being exercised through or in the Depository Trust & Clearing Corporation, CREST, Euroclear Nederland, IBERCLEAR or any other similar uncertificated securities system including through a broker, nominee, custodian or similar in such system; and

(o)	nothing is to be construed adversely to a party just because that party put forward this agreement or the relevant part of this agreement.

SIGNATORIES

EXECUTED as a DEED by	)
COCA-COLA EUROPEAN PARTNERS PLC	)
acting by [●]	) )	Director/Authorised Signatory

Witness’s Signature

Name:

Address:

EXECUTED as a DEED on behalf of	)
[OLIVE PARTNERS S.A.	)
a company incorporated in Spain, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Ireland, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
EUROPEAN REFRESHMENTS	)
a company incorporated in Ireland, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Ireland, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
COCA-COLA GMBH	)
a company incorporated in Germany, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Germany, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
VIVAQA BETEILIGUNGS GMBH & CO. KG	)
a company incorporated in Germany, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Germany, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

APPENDIX 1

DEED OF ADHERENCE

This Deed of Adherence is made on [Date] by [●], a company incorporated [in [●]/under the laws of [●]] under registered number [●] whose [registered/principal office is at [●]] (New Shareholder).

Recitals:

(A)	[●] (Transferor) is proposing to transfer to the New Shareholder [●] of its shares in the Company (the Transfer Shares) (as defined below).

(B)	This Deed of Adherence is entered into in compliance with clause 11.1 of a shareholders’ agreement made on [Date] between (1) [Orange plc] (the Company); (2) [Olive HoldCo]; and (3) [Red] (the Original Parties) as such agreement has been or may be amended, supplement or novated from time to time (the Agreement).

(C)	Capitalised terms used but not defined herein shall have the meanings given to them in the Agreement.

It is agreed as follows:

1.	The New Shareholder confirms that it has been supplied with and has read a copy of the Agreement.

2.	The New Shareholder agrees (a) to assume the benefit of the rights of the Transferor under the Agreement and (b) to observe, perform and be bound by all the obligations and terms of the Agreement capable of applying to the New Shareholder and which are to be performed on or after the date of this Deed, to the intent and effect that the New Shareholder shall be deemed with effect from the date on which the New Shareholder acquired the Transfer Shares to be a party to the Agreement (as if named a party to the Agreement).

3.	This Deed is made for the benefit (a) of the Original Parties and (b) any other person or person who after the date of the Agreement (and whether or not prior to or after the date of this Deed) adhere to the Agreement.

4.	The address and facsimile of the New Shareholder for the purposes of clause 18 of the Agreement are as follows:

[Insert address and facsimile number]

5.	This Deed of Adherence may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.	Clause 20 and 21 of the Agreement shall apply to this Deed as if set out in full herein.

7.	The New Shareholder hereby appoints [●] as its agent for service of all process in any proceedings in respect of the Agreement.

[The rest of this page has been left intentionally blank]

EXECUTED as a DEED by	)
COCA-COLA EUROPEAN PARTNERS PLC	)
acting by [●]	) )	Director/Authorised Signatory

Witness’s Signature

Name:

Address:

EXECUTED as a DEED on behalf of	)
[OLIVE PARTNERS S.A.	)
a company incorporated in Spain, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Ireland, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
EUROPEAN REFRESHMENTS	)
a company incorporated in Ireland, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Ireland, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
COCA-COLA GMBH	)
a company incorporated in Germany, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Germany, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED on behalf of	)
VIVAQA BETEILIGUNGS GMBH & CO. KG	)
a company incorporated in Germany, by [NAME[S] OF PERSON SIGNING], being [a] person[s] who, in accordance with the laws of Germany, [is OR are] acting under the authority of the company	) )	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a DEED by	)
[NEW SHAREHOLDER]	)
acting by [●]	) )	Director/Authorised Signatory

Witness’s Signature

Name:

Address: